Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
File No. 333-197470
PROSPECTUS SUPPLEMENT NO. 21
DATED May 22, 2015 (To Prospectus Dated August 7, 2014)
AMEDICA CORPORATION
2,326,409 Shares of Common Stock
This Prospectus Supplement No. 21, dated May 22, 2015 (“Supplement No. 21”), filed by Amedica Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 7, 2014 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 21 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 2,326,409 shares of our common stock by MG Partners II Ltd., or the Selling Stockholder, consisting of:

•	1,706,667 shares issued or issuable upon conversion of an aggregate principal amount of $6.4 million of our senior convertible notes, including accrued interest, subject to adjustment;

•	50,853 shares issued to the Selling Stockholder in connection with a securities purchase agreement dated June 30, 2014; and

•	568,889 shares issued or issuable to the Selling Stockholder upon exercise of warrants at an exercise price of $4.65 per share, subject to adjustment pursuant to the terms of the warrant.
This Supplement No. 21 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 22, 2015.
We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Supplement No. 21 is May 22, 2015

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 21, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84,119
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (801) 839-3500
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders
The Annual Meeting of Stockholders (the “Annual Meeting”) of Amedica Corporation (the “Company”) was held on May 21, 2015. At the Annual Meeting, the stockholders voted on the following three proposals and cast their votes as described below.

Proposal No. 1: A proposal to approve an amendment to the Company’s 2012 Equity Incentive Plan increasing the number of shares authorized for awards under the plan by 1,000,000 to a total of 4,568,181 shares. This proposal was approved.

For	Against	Abstain	Broker Non-vote
6,918,415	3,330,753	6,152	8,159,424

Proposal No. 2: A proposal to ratify the appointment of Mantyla McReynolds LLC as the Company's independent registered public accounting firm for the year ending December 31, 2015. This proposal was approved.

For	Against	Abstain	Broker Non-vote
17,942,696	316,915	155,133	0

Proposal No. 3: A proposal to approve the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock; and. This proposal was not approved.

For	Against	Abstain	Broker Non-vote
3,862,213	5,085,069	1,308,038	8,159,424

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: May 21, 2015	/s/ Ty Lombardi
Ty Lombardi Vice President, Finance and Principle Accounting Officer